Exhibit 3.3

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “MEARS TECHNOLOGIES, INC.”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF DECEMBER, A.D. 2015, AT 4:39 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

3385368 8100 SR# 20151318165	Authentication: 10601829 Date: 12-11-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MEARS TECHNOLOGIES, INC.	State of Delaware Secretary of State Division of Corporations Delivered 04:39 PM 12/11/2015 FILED 04:39 PM 12/11/2015 SR 20151318165 - File Number 3385368

MEARS Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.            This Certificate of Amendment of the Amended and Restated Certificate of Incorporation was duly adopted by the board of directors and the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

2.            The Amended and Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of Article FOURTH thereof in its entirety and by inserting the following three paragraphs in lieu thereof:

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is fifty million (50,000,000) shares, forty-seven million five hundred thousand (47,500,000) shares of which shall be Common Stock and two million five hundred thousand (2,500,000) shares of which shall be Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share.

Upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware (the “Effective Time”), each fifteen (15) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holder thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any stockholder who would otherwise be entitled to receive a fractional share of Common Stock as a result of the reclassification following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the fair market value of the Common Stock as determined by the board of directors of the Corporation immediately following the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment in the name and on behalf of the Corporation as of this 10th day of December, 2015.

MEARS TECHNOLOGIES, INC.

By:	/s/ Scott A. Bibaud
Scott A. Bibaud,
President and Chief Executive Officer

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